Exhibit 10.10

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into this 31st day of August, 2007 (the “Effective Date”), by and between Digimimic S.r.l., a corporation organized and existing under the laws of Italy, with offices located in Rome Italy (legal address yet to be determined) Paolo Tabacco and Gianluca Chiarini (collectively, “Licensee”), and GigOptix LLC, a company organized under the laws of the State of Idaho and formerly d/b/a iTerra, with offices at 2400 Geng Road, #100, Palo Alto, CA, USA, 94303 (“Licensor”). In consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

In addition to any terms defined elsewhere in this Agreement each of the following initial capitalized terms used herein shall have the following respective meanings:

1.1. “Communications Market” means optical communications network(s) which are used in production.

1.2. “Confidential Information” means Licensee Confidential Information and Licensor Confidential Information.

1.3. “Licensee Confidential Information” means any and all information and proprietary materials of Licensee which are not publicly known and are in the possession of, or disclosed by Licensee or otherwise made available to or obtained by, Licensor or a representative of Licensor and relating to Licensee’s business, including (a) any and all trade secrets of Licensee, and (b) any and all information and/or materials regarding the Authorized Products (as defined below in Section 2.1) and/or any other existing or contemplated products and/or services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts (and any and all information related thereto) which is proprietary to Licensee and which, in each instance is/are developed by Licensee after the Effective Date.

1.4. “Licensor Confidential Information” means any and all information and proprietary materials of Licensor which are not publicly known and are in the possession of, or disclosed by Licensor or otherwise made available to or obtained by, Licensee or a representative of Licensee and relating to Licensor’s business, including (a) the Licensed Materials; (b) any and all trade secrets of Licensor, (c) any and all information and/or materials regarding the Authorized Products (as defined below in Section 2.1) and/or any other existing or contemplated products and/or services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts (and any and all information related thereto) which is proprietary to Licensor.

1.5. “Licensed Materials” means the designs and other information and materials set forth in Exhibit A, in each instance as the same existed as of the Effective Date, and all Derivatives (as defined in below in Section 2.1) developed by or on behalf of Licensee.

1.6. “Intellectual Property Rights” means all proprietary rights, including all patents, patent rights, patent applications, rights in utility models and industrial designs, utility model applications and industrial design registrations and applications, together with any continuations, continuations-in-part or divisional applications thereof, mask work rights (regardless of registration), copyrights, copyright registrations, trade secrets, trademarks and service marks and Licensor Confidential Information.

1.7 “Testing and Measurement 10 Gb/s Market” means all the equipment relevant to RF, Fiber, Wireless Modem measurement instrumentation and customized test beds.

2.	LICENSE GRANT

2.1. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, for the Term of this Agreement, a non-exclusive, non-transferable right and license to use (at Licensee’s sole cost and expense) the Licensed Materials and/or Derivatives to design, develop, manufacture, have manufactured, make, have made and/or use semiconductor products, solely for the Testing and Measurement 10 Gb/s Market, of the type disclosed and/or illustrated, as applicable, [by the portions of the Licensed Materials which are semiconductor designs and that are listed as Part Numbers in the Exhibit A (the “Authorized Products”). Licensee agrees that (a) Licensee shall offer for sale, sell, export and/or import the Authorized Product(s) which are manufactured or otherwise made pursuant to this paragraph (or any other products developed using of the Licensed Materials) only for use within the Testing and Measurement 10 Gb/s Market, and (b) Licensee shall not, directly or indirectly, offer for sale, sell, export and/or import any such products in any market, including the Communications Market, other than the Testing and Measurement 10 Gb/s Market. For the avoidance of doubt, and notwithstanding the foregoing or any other provision to the contrary, (y) Licensee shall have the right to create any improvements, developments, enhancements, modifications, and/or derivative works, whether or not patentable (collectively, “Derivatives”), of and/or to the Licensed Materials and/or the Authorized Products, and (z) the license granted to Licensee pursuant to the Agreement does not include use of the Licensed Materials and/or any Derivatives thereto (and in no event shall Licensee use (or permit the use of) the Licensed Materials or any Derivative(s) thereto in any way), in connection with the design, development and/or manufacture of products for any market, including the Communications Market, other than the Testing and Measurement 10 Gb/s Market.

2.2. Four (4) reticule masks have been created on or behalf of Licensor for use in connection with the manufacture of certain of the Authorized Products (the “Masks”). As of the Effective Date of this Agreement, these masks are located at the WIN and Eudyna foundries. Licensor hereby grants Licensee the right to use each of the Masks for up to three (3) engineering runs, subject to the license granted pursuant to Section 2.1 above and the other terms and conditions of this Agreement, and further subject to the following: (a) such Masks may be so used only to the extent that the applicable Mask(s) are available for use at the time which Licensee elects to exercise its right to use the applicable Mask(s), “as is” and at the location where such Mask(s) are located at the time of such request, and on a schedule to be mutually agreed by the parties, provided, however, that Licensor hereby agrees to use reasonable efforts to make such Masks available to Licensee on the schedule mutually agreed upon by the parties; (b) Licensee must obtain the prior written permission of Licensor to use the Masks for any “tape out” and (c) any use of the Masks by Licensee shall be at Licensee’s sole and exclusive cost and expense.

2.3. Licensor agrees that, upon Licensee’s request at any time during the Term after June 30, 2008, Licensor will consider any request by Licensee with respect to an expansion of (a) the license set forth in Section 2.1 to the Testing and Measurement 40 Gb/s Market and/or (b) the rights granted under this Agreement for the use of the Masks for additional engineering runs, and, at time(s) which are mutually agreed upon by the parties, meet to discuss in good faith the possible terms (including compensation to Licensor) of any such requested expansion; provided, however, that the foregoing shall in no event be deemed to commit Licensor to agree to any such expansion.

2.4. Except for the non-exclusive license rights expressly granted to Licensee under this Agreement with respect to the Licensed Materials as set forth in this Agreement, Licensor hereby reserves for itself and retains all rights in and to its property, including the Licensed Materials, and any and all Intellectual Property Rights relating thereto.

3.	RIGHT TO SUBLICENSE; NO IMPLIED LICENSES; INTELLECTUAL PROPERTY RIGHTS NOTICES; OTHER RESTRICTIONS ON USE OF LICENSED MATERIALS; AUDIT

3.1. Notwithstanding any provision to the contrary, subject to the other terms and conditions of this Agreement, Licensee shall have the right to sublicense the license rights, and rights of use of the Masks granted to Licensee under Agreement, for the sole purpose of having its agents and/or contractors exercise Licensee’s rights hereunder solely on Licensee’s behalf to make, manufacture, design, develop or package any semiconductor products for Licensee. In no event shall the Licensee’s agents and/or contractors make, manufacture, design, develop or package any products under this sublicense for, and/or sell any products made under this sublicense to, any party other than Licensee.

3.2. Except for the licenses expressly granted in this Agreement, Licensor does not grant to Licensee by implication, estoppel or otherwise any license or other right to any of its intellectual property. In addition, Licensor does not grant any license, release or other right expressly, by implication, by estoppel or otherwise to any third party. Further, Licensor retains the right to enforce any patents, registered utility models, mask work rights or other Intellectual Property Rights against Licensee to the extent that Licensee is not licensed under this Agreement.

3.3. Licensee shall not use, copy, modify, publish, translate, adapt, enhance, prepare derivative works of, display or distribute, provide or otherwise make available to any third party, any Licensed Materials, or any copy, adaptation or other derivative work thereof (electronically or otherwise), except as expressly authorized hereunder. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, Licensee shall not sell, assign, sublicense or otherwise transfer or authorize the use of all or any part of the Licensed

Materials or the license rights granted hereunder to or for the benefit of any person or entity. Except as otherwise expressly provided in this Agreement, Licensee will not allow the Licensed Materials to be used by, or disclose all or any part of the Licensed Materials to, any person or entity other than Licensee’s employees, contractors or agents (subject to the terms of this Agreement, including Sections 3.1 and 7) with a need to know (the “Authorized Persons”). Licensee shall cause its Authorized Persons to comply with the non-disclosure and other restrictions and obligations required hereunder and shall be responsible for the breach thereof by any Authorized Person.

3.4. Licensee will not permit the Licensed Materials, in whole or in part, to be exported or re-exported outside of the United States, in any manner or by any means, without in each instance (a) obtaining the prior approval of the appropriate government authorities of the United States, and, if required, a validated export license from the Office of Export Administration within the U.S. Department of Commerce, (b) if required, obtaining the prior approval of and/or license(s) from the appropriate governmental authorities of any and all other applicable countries and (c) otherwise complying with all applicable laws, rules and regulations of the United States and any and all other applicable countries. Licensee will at all times comply with all applicable laws, rules and regulations of the United States of America and any and all other applicable countries in performing its duties and exercising its rights under this Agreement (including, export control laws of the United States of America). Without limiting any other term or condition, this Section will survive any termination or expiration of this Agreement.

3.5. Licensor reserves the right to audit Licensee’s use of the items licensed to Licensee pursuant to this Agreement no more than once annually at Licensor’s expense to ensure compliance with the terms and conditions of this Agreement. All audits shall be conducted during regular business hours at the site(s) of Licensee or its contractor(s) or agent(s), as applicable, and shall not unreasonably interfere with Licensee’s business activities. Licensor shall schedule any audits at least thirty (30) days in advance.

4.	ADDITIONAL OBLIGATIONS OF LICENSOR

Licensor will provide, for no charge other than the payments which Licensee is otherwise obligated to make pursuant to Section 5, and solely to the extent that any of the following exist as of the Effective Date :

(a) any then-existing evaluation board(s) for the Authorized Products (the “Evaluation Boards”);

(b) any then-existing inventory of Authorized Products and related packaging (the “Inventory”); and

(c) the equipment listed in Exhibit B to this Agreement (the “Equipment”).

5.	ROYALTIES, REPORTS AND AUDIT RIGHTS

5.1. Licensee shall pay to Licensor a royalty equal to ten percent (10%) of the gross revenue and other monetary consideration received by Licensee from any and all disposition of

Authorized Products (including the Inventory), Derivatives of the Authorized Products or otherwise generated by the use of the Licensed Materials or other exercise of the licenses or rights granted pursuant to this Agreement (whether by sale, lease, loan or otherwise) (the “Gross Revenues”). For the avoidance of doubt, and notwithstanding the foregoing Gross Revenues do not include transportation, insurance and/or custom duties if billed separately.

5.2. Licensee will pay to Licensor within thirty (30) days after (a) the end of the three (3) month period beginning on the Effective Date and (b) each subsequent three (3) month period, all royalties due under Section 5.1 for Gross Revenues realized in such three (3) month period. All payments shall be made to Licensor in U.S. dollars by wire transfer to the bank account which Licensor shall designate in writing from time-to-time for such purpose.

5.3. All payments by Licensee under this Agreement shall be free and clear of any deductions for taxes, assessments or other charges except for (a) returns, rebates and chargebacks and (b) retroactive price reductions.

5.4. Licensee shall deliver to Licensor, simultaneously with payment pursuant to Section 5.2, a written statement signed by a responsible officer of Licensee in such detail as Licensor may reasonably require, showing the Gross Revenues for the applicable three (3) month period and calculation of the payment due. If no payments are due for the applicable three (3) month period, the report shall so state.

5.5. Records and Audit.

(a) Licensee shall maintain complete, clear and accurate records sufficient to allow calculation of Gross Revenues and the payment due for each three (3) month period. Such records shall be maintained for a period of six (6) years after the end of the applicable three (3) month period to which they relate or, in the event of a dispute between the parties, until such dispute is resolved, whichever date occurs later.

(b) Licensee shall permit Licensor or any person designated by Licensor to have access to such records for the purpose of verifying the amount of payments due Licensor. Licensor shall be responsible for its own costs and expenses in connection with any audit, except that Licensee shall reimburse Licensor for all such costs and expenses of any audit which determines that Licensee’s actual payments with respect to two out of any four consecutive three (3) month periods were less than the amounts payable according to the audit by an amount that equals or exceeds ten percent (10%) of the amounts payable according to the audit.

5.6. The royalties to be paid hereunder are exclusive of any and all taxes, levies, duties, import and export charges, or any other form of taxation properly chargeable with respect to this Agreement, the Licensed Materials, and payments made under or pursuant to this Agreement, imposed from time to time by any taxing authority, which taxes, levies, duties, import and export charges, and fees due pursuant to other forms of taxation will be the responsibility of Licensee, provided however that Licensor will be responsible for any Federal, State, or local government taxes based on the net income of Licensor.

6.	OWNERSHIP

Subject to the rights granted pursuant to this Agreement, as between Licensee and Licensor, Licensor is and shall at all times remain the sole and exclusive owner of, and shall at all times retain all right, title and interest (including Intellectual Property Rights) in and to: (i) the Licensed Materials; (ii) any and corrections, modifications, additions, improvements, enhancements, adaptations or derivatives (including derivative works) of or to the Licensed Materials; (iii) all documentation and related technical information related to the Licensed Materials, (iv) all Licensor trademarks, service marks, trade names, logos or other commercial or product designations used in connection with its products; (v) all Intellectual Property Rights relating to any of the foregoing and (vi) any and all other non-public, proprietary information provided to Licensee in connection with this Agreement (collectively, the “Licensor Property”). Licensee hereby irrevocably assigns, and agrees to assign, to Licensor, without further consideration, all right, title and interest Licensee may have in and to any Licensor Property. Licensee further agrees to provide Licensor, at Licensor’s expense, with all reasonable assistance, if required, in order to effectuate such assignment and for Licensor to register and protect its Intellectual Property Rights in and to the Licensor Property. Licensee will not acquire any intellectual property or other rights, title or interest in or to, or ownership of, the Licensed Materials or any other Licensor Property, in whole or in part, other than the licenses expressly granted in this Agreement.

7.	CONFIDENTIALITY

Licensee shall hold the Licensor Confidential Information in trust and confidence, and protect the Licensor Confidential Information from unauthorized dissemination and use. Without limiting the foregoing, Licensee shall use at least those measures that Licensee uses to protect its own like information, but not less than reasonable care. Licensee will not use the Licensor Confidential Information except as permitted by this Agreement.

Licensor shall hold the Licensee Confidential Information in trust and confidence, and protect the Licensee Confidential Information from unauthorized dissemination and use. Without limiting the foregoing, Licensor shall use at least those measures that Licensor uses to protect its own like information, but not less than reasonable care. Licensor will not use the Licensee Confidential Information except as permitted by this Agreement

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Licensee shall only have the right to sublicense the Licensed Materials to which it is granted a license hereunder, subject to Section 3.1, to a person or entity with a need to know who/which is hired by Licensee, who/which uses the applicable Licensed Materials (or portions thereof) solely for the benefit of Licensee, and who/which, prior to accessing any of the Licensed Materials, is legally bound to the terms of a confidentiality agreement which contains non-disclosure and non-use provisions and limitations on use no less restrictive than those set forth in this Agreement. Except as permitted by the licenses or other rights granted under this Agreement or as required by law or order of any governmental authority (provided that such disclosure will be made only after the disclosing party has provided the other party with as much notice as is reasonably possible under the circumstances, and in any event under reasonable steps to protect confidentiality, such as a protective order), neither party will disclose to any third parties the other’s Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license or other right is granted in any Confidential Information.

8.	DISCLAIMERS

8.1. THE LICENSED MATERIALS, MASKS, EVALUATION BOARDS, INVENTORY AND EQUIPMENT ARE PROVIDED “AS IS” WITHOUT ANY REPRESENTATION OR WARRANTY AND LICENSOR MAKES NO, AND EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE TITLE AND NON-INFRINGEMENT, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. LICENSOR SHALL NOT BE LIABLE FOR ANY LIABILITY OR DAMAGES WITH RESPECT TO ANY CLAIM BY LICENSEE OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, LICENSEE’S USE OF THE LICENSED MATERIALS, THE MASKS, EVALUATION BOARDS, INVENTORY AND EQUIPMENT OR ANY OTHER EXERCISE BY LICENSEE OF ANY LICENSE OR RIGHT GRANTED TO LICENSEE PURSUANT TO THIS AGREEMENT.

8.2. EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE, IN NO EVENT WILL EITHER PARTY BE LIABLE, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF SALES, BUSINESS, PROFITS, LOSS OF DATA, OPPORTUNITY, ECONOMIC ADVANTAGE OR GOODWILL), EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION TO THE CONTRARY, THE DISCLAIMER OF LIABILITY IN THE PRECEDING SHALL NOT APPLY TO: (A) CLAIMS BASED ON THE FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE OF APPLICABLE PARTY; AND/OR (B) MATERIAL BREACH BY LICENSEE OF SECTIONS 2, 3 AND/OR 6; AND/OR (C) MATERIAL BREACH BY LICENSOR OR LICENSEE OF SECTION 7.

9.	TERM AND TERMINATION

9.1. The term of this Agreement will commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Agreement, will continue for five (5) years (the “Term”).

9.2. A party may terminate this Agreement at any time effective upon delivery of written notice to the other party (the “breaching party”), in the event the breaching party: commits a material breach of this Agreement which breach is not cured within thirty (30) business days after delivery of written notice of such breach to the breaching party.

9.3. Upon the expiration or termination of this Agreement, (a) all of the licenses and rights granted to Licensee under Section 2 of this Agreement shall automatically terminate unless agreed otherwise by the Licensor and Licensee; (b) Licensee will immediately cease use of the Licensed Materials and promptly return to Licensor (or at Licensor’s request, destroy) all copies of the Licensed Materials and all other Licensor Confidential Information, in whatever form or media, which have been communicated to it in the course of the execution of this Agreement, and will certify to Licensor in writing, by the signature of a duly-authorized representative of Licensee, that it has done so; and (c) Licensor will promptly return to Licensee (or at Licensee’s request, destroy) all Licensee Confidential Information, in whatever form or media, which have been communicated to it in the course of the execution of this Agreement, and will certify to Licensee in writing, by the signature of a duly-authorized representative of Licensor, that it has done so.

10.	GENERAL

10.1.	RELATIONSHIP OF THE PARTIES

This Agreement does not create a fiduciary or agency relationship between Licensee and Licensor, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose.

10.2.	GOVERNING LAW; CONSENT TO JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of California and the laws of the United States, without giving effect to the rules of conflict of laws that would require application of any other law. Licensee and Licensor each consent to and hereby submit to the non-exclusive jurisdiction of state and federal courts located in the County of Santa Clara, CA in the event of any dispute between the parties. The parties agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

10.3.	ENTIRE AGREEMENT; AMENDMENT

This Agreement (including the Exhibits hereto) constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any prior agreements, understandings or other communications, written or oral, between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

10.4.	INTERPRETATION

For the purposes hereof, (i) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified, and (ii) the word “or” shall not be exclusive.

10.5.	COMPLIANCE WITH LAWS

The parties shall comply with any and all import and export regulations and rules now in effect or as may be issued from time to time by the Office of Export Administration of the United States Department of Commerce, governmental authority of the Italian Republic, or any other governmental authority which has jurisdiction relating to the export of technology. In addition, the parties shall comply with all other laws, rules, regulations and other requirements of all applicable countries and/or applicable governmental authorities, including those relating to the marking of products with suitable intellectual property rights notices.

10.6.	NOTICES

All notices, consents and other communications required or which may be given under this Agreement will be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) three (3) days after being mailed by registered or certified mail, return receipt requested; or (c) when received by the addressee, if sent by facsimile transmission or by Express Mail, Federal Express or other express delivery service (receipt requested), in each case addressed to a party at its address set forth on the first page hereof (or to such other address(es) as such party may hereafter designate as to itself by notice to the other party hereto.

10.7.	ASSIGNMENT

Neither party may assign or otherwise transfer or delegate any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, except (i) either party may, upon written notice to the other party (but without any obligation to obtain the consent of such other party), assign this Agreement or any of its rights hereunder to any person or entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, if such person or entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement and (ii) Licensor may assign the right to monies due or to become due under this Agreement. Any attempted assignment, transfer or delegation in contravention of this paragraph will be void and of no force and effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

10.8.	WAIVER; EFFECT OF WAIVER

No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No failure to exercise or delay in exercising on the part of any party hereto any right of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right by such party.

10.9.	SURVIVAL

The respective rights and obligations of the parties under Sections 3.2 through 3.5, Sections 6 through 8, and other Sections which by their nature are intended to extend beyond termination, shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly-executed on their behalf as of the date first written above.

DIGIMIMIC	GigOptix LLC

By:	By:	/s/ Avi Katz
Name:	Name:	Avi Katz
Title:	Title:	CEO & President

/s/ Paolo Tabacco
Paolo Tabacco

/s/ Gianluca Chiarini
Gianluca Chiarini

Exhibit A

Authorized Products

A.	Engineering designs:

1.	As of the Effective Date, all of the following designs are GaAs HBT 1.0um technology based, run by WIN foundry, and are marked as: iTES_PSD12, iTES_PS12, iTES_PS14, iTES__L2S2, iTES_R2S2, iTES_S2R2, iTEW-R2S2, iTEW_S2L2, iTEW_S2P2, iTES_MX40_V2, iTES_CLKDIV, iTE0_MX21_V1, iTES-MX22, iTES_MX20, iTES-DM41, iTES-CK01, iTES_CK02, iTES-TFFR, iTES-PDM5, iTEW-DFF

2.	As of the Effective Date, all of the following designs are InP HBT 1.0um technology based, run by Eudyna foundry, and are marked as: iTFI_TFV1, iTFI_TFV2, iTFI_DFV1, iTFI_DFV2, iTFI_DFV3, iTFI_DFV4, iTFI_ANV1, iTFI_ANV2, iTFI_ANV3, iTFI_MXV3, iTFI_MXV2, iTFI_MXV1, iTFI_MXT1, ITFI_MXT2, iTFI_D4V1, iTFI_D4V2

B.	Designs for the following other parts*: iT4005 (iTEO_DFF), iT4011 (iTES_XOR2), New_iT4021 (iTEW_TFFV1) and iTEW_TFFV2)), iT4031 (iTEO_PDC1), New_iT4031 (iTES_PDL1), iT4032 (iTEO_PDF5), iT3021, iT3022d

*	The numbers set forth in this Section consist of the following: first, the Licensor part number assigned to the applicable part followed (in parentheses) by the applicable design number.

Exhibit B

Equipment

Iterra Communications – s.r.l.

Depreciable item list updated up to 30/6/2007

Year 2001

11.23/7/01 “Jus informatica” ft. 121	Acqu. Nn. 2 p.c. +accessori

3/8/2001 “jus informatica”ft. 131	Acqu. Accessori per p.c.

11/9/2001 “Jus informatica”ft. 135	Acqu. Accessori per p.c.

10/12/2001 “jus informatica” ft. 218	Acqu. Stampante + toner

18/12/2001 “jus informatica” ft. 225	Acqu. Nn. 2 computer

Tot. Computer 2001 : 4 Lap top PC of which one is no longer working and the other was Fernando’s one and should be in the US.

Year 2002

12.5/4/02 “Polzella Emilio” ft. 2185	Acqu. Monitor

13.15/4/02 “Computer&Computer-sas” ft. 459	Acqu. Nn.2 p.c. + Accessori

14.8/8/02 “iTerra communications llc” (Rif. Lettera di vettura n.4 del 29/7/02)	Oscilloscopi e oscillografi

15.30/9/02 “Polzella Emilio” ft. 5633	Acqu router adsl

Tot. Computer 2002 :

2 desk top PC

2 power supply E3640A

4 multimeter 34401A

Year 2003

16.10/2/03 “Computer Age Italia srl”	Acqu. Stampante hp Laserjet

17.ft. 321/a

18.23/6/03 “Servizi & Tecnologie srl” ft. 353	Acqu. Hard disk per Notebook

19.5/4/02 “Polzella Emilio” ft. 2185	Acqu. Monitor

20.28/8/03 “Eprice.it srl” ft. 15292	Acqu. Batterie P.C.

Year 2004

21.27/4/04 “Computer & Computer sas”	Acconto Acqu. 4 p.c.

22.ft. 529/a

23.30/4/04 “Computer & Computer sas”	Acqu. Nn. 4 p.c.

24.ft. 542

25.7/9/04 “Computer & Computer sas”	Acqu. Hard disk

26.ft. 1053

27.3/12/04 “Computer & Computer sas”	Acqu. Hard disk

28.ft. 1474

29. 28/10/04 “iTerra communications llc”	Strum. Per controllo disposit. A semiconduttori e altri

30.28/10/04 “iTerra communications llc”	Parti di strum. Per misura e controllo

Tot. Computer 2004 :

4 desk top PC

1 Tektronix Scope TDS6604/TLA624/DG2040

1 Infiniium Scope 86100A

Year 2005

31.22/3/05 “Computer & Computer sas”	Acqu. N. 1 P.C.

32.ft. 257

33.12/5/05 “Computer & Computer sas”	Acqu. Hard disk

34.ft. 426

35.17/8/05 “CD ROMA 2 srl” ft. 2699	NB FUJITSU-SIEMENS

1 Lap top PC

Year 2006

36.20/9/06 “Computer & Computer sas”	Acqu. N. 1 Notebook+memoria

37.ft. 554

38.20/9/06 “Computer & Computer sas”	Acqu. N.2 memorie per pc.

39.ft. 555

1 Lap top PC